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Exhibit 10.2

January 25, 2002

Ralph Faison
President & CEO
Celiant Corporation
40 Technology Drive
Warren, NJ 07059

Re: Amendment of Lucent/Celiant Supply Agreement

Dear Ralph:

        This letter serves to summarize the requested and agreed upon changes to our supply agreement. Together, our companies will amend the existing supply agreement to reflect the following modifications:

  1.
  Celiant will assume warranty responsibility for Products, as defined in the Supply Agreement, for amplifiers manufactured after September 30, 2001. In return, Celiant will share proportionately in any recovery by Lucent from component vendors for defective components introduced into P2 PCS ULAMs.

  2.
  Celiant agrees to work with Lucent on any special "one off" pricing arrangements to assist Lucent in winning specific bids in critical markets.

  3.
  Lucent's volume commitment for 2002 will be reduced to $275M due to current market conditions. The $75M difference will be shifted to the 2004 commitment, increasing it from $350M to $425M. Any volume purchased beyond the $275M in 2002 will be applied toward the $75M shift, incrementally reducing the 2004 revised commitment.

  4.
  The term of the Lucent/Celiant supply agreement will be extended to August 31, 2006, consistent with the Lucent/Celestica sale and supply agreement. It will take the combined efforts of Lucent, Celiant and Celestica to understand the scope of the commitment that Celiant will have to Celestica. Therefore, when the Lucent/Celestica Supply Agreement is either replicated or partially assigned to Celiant, and the three parties mutually agree to the obligations and commitments therein, Lucent will purchase any wireless amplifier products that Celiant has an obligation to purchase from Celestica under the assigned or replicated agreement.

        If you are in agreement with this letter and the amendments to be made to our supply agreement, please so indicate in the space provided below and return the same to me.

Sincerely,		CONFIDENTIAL
/s/ Mike Iandolo
Mike Iandolo Vice President Wireless Networks Group
Agreed to this 25 day of January, 2002
By:	CELIANT CORPORATION
By:	/s/ Ralph E. Faison
Name:	Ralph E. Faison
Title:	President & CEO

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  Exhibit 10.2